Exhibit 99.2
Apollo Group, Inc.
News Release
APOLLO GROUP, INC. APPOINTS BRIAN L. SWARTZ AS VICE PRESIDENT, CORPORATE
CONTROLLER AND CHIEF ACCOUNTING OFFICER
     Phoenix, Arizona, February 6, 2007 — Apollo Group, Inc. (Nasdaq:APOL) (“Apollo Group”) announced today that it has appointed effective today Brian L. Swartz as Vice President, Corporate Controller and Chief Accounting Officer.
     “We are pleased to welcome Brian to the Apollo team,” said Brian Mueller, President of Apollo Group. “Brian brings a wealth of finance, accounting and strategic planning experience which will prove invaluable as we continue on our turnaround plan. Brian has already made significant contributions working with Joe D’Amico, our Chief Financial Officer, as we are working through our stock option investigation restatement.”
     Mr. Swartz, 34, was with EaglePicher Incorporated from 2002 to 2006, most recently as its Vice-President and Corporate Controller. At EaglePicher, Mr. Swartz was an integral member of their senior management team and successfully guided the company through a bankruptcy restructuring. From 1994 to 2002, Mr. Swartz was at Arthur Andersen LLP where he had primary responsibilities in international audit and due diligence projects. Mr. Swartz has a strong background in SEC and external financial reporting (including SOX 404 compliance) and technical accounting issues. He graduated magna cum laude from the University of Arizona with a Bachelor of Science degree in Accounting and was a member of the Warren Berger Entrepreneurship Program. Mr. Swartz is a Certified Public Accountant.
     Apollo Group, Inc. has been providing higher education programs to working adults for more than 30 years. Apollo Group, Inc. operates through its subsidiaries: The University of Phoenix, Inc., Institute for Professional Development, The College for Financial Planning Institutes Corporation, and Western International University, Inc. The consolidated enrollment in its educational programs makes it the largest private institution of higher education in the United States. It offers educational programs and services at 100 campuses and 162 learning centers in 39 states, Puerto Rico, Washington DC, Alberta, British Columbia, Netherlands, and Mexico.
     For more information about Apollo Group, Inc. and its subsidiaries, call (800) 990-APOL or visit Apollo on the company website at: www.apollogrp.edu.
Investor Relations Contact:
Janess Pasinski ~Apollo Group, Inc. ~ (480) 557-1719 ~ janess.pasinski@apollogrp.edu
Press Contact:
Ayla Dickey ~ Apollo Group, Inc. ~ (480) 557-2952 ~ ayla.dickey@apollogrp.edu